UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3     Securities and Trading Market

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 22, 2016, Vapor Corp. (the “Company”) received a letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Staff had determined to delist the Company’s securities based upon its concerns that the Company’s continued listing on Nasdaq, particularly pursuant to a grace period within which to regain compliance with the $1.00 bid price requirement set forth in Nasdaq Listing Rule 5450, is no longer in the public interest as that concept is described in Nasdaq Listing Rule 5110 (the “Staff Determination”). Specifically, the Staff indicated that, given the potential for dilution of the Company’s stockholders that may be caused by the cashless exercise provision of the Company’s Series A warrants, the Staff believes that the grace period provided to the Company to regain compliance with the $1.00 bid price requirement is no longer warranted.

As previously disclosed, on September 14, 2015, the Staff notified the Company that, based upon its non-compliance with the minimum $1.00 bid price requirement for the prior 30 consecutive business days, the Company – in accordance with the Nasdaq Listing Rules – had been provided a grace period, through March 14, 2016, to regain compliance with the minimum bid price requirement.

The Company plans to request a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), which will stay any action arising from the Staff Determination until the Panel renders a decision subsequent to the hearing. The Company will address the Staff’s concerns and request the continued listing of its common stock at the hearing before the Panel. There can be no assurance, however, that the Panel will grant the Company’s request for continued listing on Nasdaq.

Section 8    Other Events

Item 8.01.  Other Events.

On January 26, 2016, the Company issued a press release announcing its receipt of the notice from Nasdaq (described above). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit

99. 1	Press release dated January 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: January 26, 2016	By:	/s/ Jeffrey Holman
	Name:	Jeffrey Holman
	Title:	Chief Executive Officer